EMAGIN CORPORATION

CERTIFICATE OF DESIGNATIONS OF
SERIES B CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation
Law of the State of Delaware)

eMagin Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

That pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation, at a meeting duly called and held on December 15, 2008 adopted a resolution providing for the creation of a series of the Corporation’s Preferred Stock, $.001 par value, which series is designated as “Series B Convertible Preferred Stock,” which resolution is as follows:

RESOLVED, that pursuant to authority vested in the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors does hereby provide for the creation of a series of Preferred Stock, $.001 par value (hereinafter called the “Preferred Stock”), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of Incorporation, as amended, of the Corporation, does hereby fix the same as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Definitions.

(a) All the agreements or instruments defined in this Certificate of Designations shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Certificate of Designations.

(b) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Amount” means with respect to any share of Series B Convertible Preferred Stock on any date the amount of all accrued but unpaid dividends on such share from the Issuance Date to the date of determination.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregation Parties” shall have the meaning set forth in Section 10(g).

“AMEX” means the American Stock Exchange, Inc.

“Average Market Price” for any date means the arithmetic average of the Market Price for each of the Trading Days during the applicable Measurement Period.

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Corporation to have been duly adopted by the Board of Directors, or duly authorized committee thereof (to the extent permitted by applicable law), and to be in full force and effect on the date of such certification, and delivered to the Holders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Common Stock” includes the Common Stock, $.001 par value, of the Corporation as authorized on the date hereof, and any other securities into which or for which the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise and any stock (other than Common Stock) and other securities of the Corporation or any other Person which any Holder at any time shall be entitled to receive, or shall have received, on the exercise of conversion rights of the Series B Convertible Preferred Stock, in lieu of or in addition to Common Stock.

“Common Stock Equivalent” means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

“Computed Market Price” shall mean the arithmetic average of the daily VWAPs for each of the three Trading Days immediately preceding the applicable Measurement Date (such VWAPs being appropriately and equitably adjusted for any stock splits, stock dividends, recapitalizations and the like occurring or for which the record date occurs during such three Trading Days).

“Conversion Date” means the date on which a Conversion Notice is given by a Holder, whether by mail, courier, personal service, telephone line facsimile transmission or other means, as provided in Section 10(b).

“Conversion Notice” means a written notice, duly signed by or on behalf of a Holder substantially in the form set forth in Section 14(a).

“Conversion Price” means $0.75 per share; provided, however, that the Conversion Price shall be subject to further adjustment as provided in Section 10.

“Converted Market Price” means, for any share of Series B Convertible Preferred Stock as of any date of determination, an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which would, at the time of such determination, be issuable on conversion in accordance with Section 10(a) of one share of Series B Convertible Preferred Stock if a Conversion Notice were given by the Holder of such share of Series B Convertible Preferred Stock on the date of such determination (determined without regard to any limitation on conversion based on beneficial ownership contained in Section 10(g)) times (y) the Average Market Price of the Common Stock during the Measurement Period for the date of such determination.

“Corporation Notice” means a Corporation Notice substantially in the form set forth in Section 14(c).

“Current Fair Market Value” when used with respect to the Common Stock as of a specified date means with respect to each share of Common Stock the average of the closing prices of the Common Stock sold on all securities exchanges (including the OTCBB, the NYSE, the AMEX, the Nasdaq and the Nasdaq Capital Market) on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of regular trading such day, or, if on such day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York City time, or, if on such day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over a period of five Trading Days consisting of the day as of which the Current Fair Market Value of Common Stock is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the four consecutive Trading Days prior to such day. If on the date for which Current Fair Market Value is to be determined the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Fair Market Value of Common Stock shall be the greater of (i) the highest price per share of Common Stock at which the Corporation has sold shares of Common Stock or Common Stock Equivalents during the 365 days prior to the date of such determination and (ii) the highest price per share which the Corporation could then obtain from a willing buyer (not an employee or director of the Corporation at the time of determination) for shares of Common Stock sold by the Corporation, from authorized but unissued shares, as determined in good faith by the Board of Directors.

“Current Market Price” shall mean the arithmetic average of the daily Market Prices per share of Common Stock for the five consecutive Trading Days immediately prior to the date in question; provided, however, that (1) if the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 10(c)(1), (2), (3), (4), (5), (6) or (7), occurs during such five consecutive Trading Days, the Market Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Market Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (2) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 10(c)(1), (2), (3), (4), (5), (6) or (7), occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Market Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Market Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (3) if the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Market Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 10(c)(4) or (6), whose determination shall be conclusive and described in a Board Resolution) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date.  Notwithstanding the foregoing, whenever successive adjustments to the Conversion Price are called for pursuant to Section 10(c), such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Section 10(c) and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“DTC” shall have the meaning provided in Section 10(b)(2).

“Eligible Bank” means a corporation organized or existing under the laws of the United States or any other state, having combined capital and surplus of at least $100 million and subject to supervision by federal or state authority and which has a branch located in New York, New York.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” shall have the meaning provided in Section 10(g).

“Expiration Time” shall have the meaning provided in Section 10(c)(6).

“FAST” shall have the meaning provided in Section 10(b)(2).

“Fundamental Change” means

(1) Any consolidation or merger of the Corporation or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into the Corporation or a wholly-owned Subsidiary in connection with which no change in outstanding Common Stock occurs) where the stockholders of the Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction; or the sale of all or substantially all of the assets of the Corporation and the Subsidiaries in a single transaction or a series of related transactions; or

(2) The occurrence of any transaction or event in connection with which all or substantially all the Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or will, upon consummation of or immediately following such transaction or event, will be) listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting of securities prices; or

(3) The acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, of beneficial ownership of securities of the Corporation representing 50% or more of the combined voting power of the outstanding voting securities of the Corporation ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, provided, however, that (A) an acquisition by a group of unrelated and unaffiliated Persons comprised solely of newly issued equity securities of the Corporation which issuance results in the pro rata dilution of the equity interests of the Persons who are holders of Common Stock immediately prior to such acquisition and for which no consideration is paid to or for the benefit of any holders of Common Stock or the Affiliates of such holders of Common Stock and (B) the issuance of shares of Common Stock upon conversion, exercise or exchange of Common Stock Equivalents outstanding as of the date hereof (including shares issuable upon  or exercise of the Warrants) in accordance with the terms of such Common Stock Equivalents in effect on the date hereof, shall not constitute a Fundamental Change.

“Generally Accepted Accounting Principles” for any person means the generally accepted accounting principles and practices applied by such person from time to time in the preparation of its audited financial statements.

“Holder” means at any time with respect to any share of Series B Convertible Preferred Stock the Person shown as the holder of record of such share of Series B Convertible Preferred Stock on the records of the Corporation relating to the Series B Convertible Preferred Stock which records are maintained in accordance with applicable law.

“Indebtedness” means, when used with respect to any Person, without duplication:

(1) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, currency purchase or similar agreements, Interest Rate Protection Agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

(3) all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such Person required, in conformity with Generally Accepted Accounting Principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and (B) any lease or related documents (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase the leased property;

(4) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (1) through (3);

(5) any indebtedness or other obligations described in clauses (1) through (4) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall be payable by or shall have been assumed by such Person; and

(6) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (5).

“Interest Rate Protection Agreement” means, with respect to any Person, any interest rate swap agreement, interest rate cap or collar agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates, as in effect from time to time.

“Issuance Date” means the first date of original issuance of any shares of Series B  Convertible Preferred Stock.

“Junior Dividend Stock” means, collectively, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to dividends to the Series B Convertible Preferred Stock.

“Junior Liquidation Stock” means the Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series B Convertible Preferred Stock.

“Lien” means any mortgage, lien, pledge, security interest or other charge or encumbrance, including, without limitation, the lien or retained security title of a conditional vendor.

“Liquidation Preference” means, for each share of Series B Convertible Preferred Stock, the sum of (i) an amount equal to the Accrual Amount thereon to the date of final distribution to such Holders and (ii) $1,000.00.

“Majority Holders” means, at any time, the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock.

“Market Price” with respect to any security on any day shall mean the closing price of such security on such day on the Nasdaq, the Nasdaq Capital Market, the NYSE, the AMEX or the OTCBB, as applicable, or, if such security is not listed or admitted to trading on the Nasdaq, the Nasdaq Capital Market, the NYSE, the AMEX or the OTCBB, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, in any such case as reported by Bloomberg, L.P. (or if such source ceases to be available, comparable source selected by the Holder and acceptable to the Corporation in its reasonable judgment) or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question, as reported by Pink Sheets, LLC, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any NYSE member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution.

“Measurement Period” means, with respect to any date, the period of ten consecutive Trading Days ending on the Trading Day prior to such date.

“Nasdaq” means the Nasdaq Global Market.

“Newly Issued Shares” shall have the meaning provided in Section 10(c)(6)(A).

“1933 Act” means the Securities Act of 1933, as amended.

“NYSE” means the New York Stock Exchange, Inc.

“Optional Redemption Date” shall have the meaning set forth in Section 7(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 7(a).

“Optional Redemption Price” shall have the meaning set forth in Section 7(b).

“OTCBB” means the Over-The-Counter Bulletin Board.

“Parity Dividend Stock” means any class or series of the Corporation’s capital stock ranking, as to dividends, on parity with the Series B Convertible Preferred Stock.

“Parity Liquidation Stock” means any class or series of the Corporation’s capital stock having parity as to liquidation rights with the Series B Convertible Preferred Stock.

“Permitted Indebtedness” shall mean the following, which in the aggregate amount does not exceed $4,500,000 at any one time outstanding:

(1) Indebtedness outstanding on the Issuance Date and reflected in the Company’s financial statements included in the filings with the SEC;

(2) Indebtedness outstanding on, or incurred after, the Issuance Date so long as (A) such Indebtedness (x) is incurred for the purpose of acquiring equipment owned or used or to be owned or used by the Company or any Subsidiary (or for the purpose of acquiring the capital stock or similar equity interests of a Subsidiary that is formed for the limited purpose of owning same and does not own or hold any other material assets) and does not exceed the purchase price of the equipment, capital stock or other equity interest so acquired plus reasonable transaction expenses and (y) if secured, is secured solely by the interest of the Company or one of its Subsidiaries in the equipment so acquired and rights related thereto, or (B) the reimbursement obligations and other liabilities (contingent or otherwise) of the Company or any Subsidiary with respect to letters of credit issued in lieu of cash security deposits for leases of real property or equipment used by the Company or any Subsidiary, or commercial or standby letters of credit issued in the ordinary course of the business of the Company and its Subsidiaries (the amount of which shall for this purpose be deemed to be the maximum reimbursement obligations and other liabilities (contingent or otherwise) with respect to such letters of credit, whether or not a drawing thereunder has been made);

(3) Indebtedness incurred after the Issuance Date that is secured solely by raw materials, works in progress and finished goods inventory and accounts receivable in a financing by a bank, finance company or other institutional lender providing receivables or inventory financing;

(4) endorsements for collection or deposit in the ordinary course of business;

(5) in the case of any Subsidiary, Indebtedness owed by such Subsidiary to the Company;

(6) Indebtedness incurred pursuant to working capital lines of credit, including, without limitation, the line of credit with Moriah Capital, L.P.; and

(7) Indebtedness incurred pursuant to capital leases;

so long as in the case of such Indebtedness referred to in the preceding clauses, incurrence of such Indebtedness shall have been approved by the Board of Directors prior to the incurrence thereof.

“Permitted Liens” shall mean the following, which in the aggregate amount does not exceed $4,500,000 at any one time outstanding

(1) Liens upon any property of any Subsidiary or Subsidiaries as security for indebtedness owing by such Subsidiary to the Company;

(2) purchase money Liens upon any property acquired by the Company or any Subsidiary or Liens existing on such property at the time of acquisition and in any such case securing Permitted Indebtedness described in clause (2) of the definition of the term Permitted Indebtedness; provided that (A) no such Lien shall extend to or cover any other property of the Company or any Subsidiary, (B) the principal amount of Indebtedness secured by each such Lien on any such property shall not exceed the cost (including such principal amount of the Indebtedness secured thereby) to the Company or the Subsidiary of the property subject thereto, and (C) the aggregate principal amount of all Indebtedness of the Company and all Subsidiaries secured by all Liens described in this subsection (2) and any extensions, renewals or replacements thereof, at any one time outstanding, shall not exceed $4,500,000 for the Company and the Subsidiaries; and any Lien securing Indebtedness that extends, renews or replaces any Indebtedness secured by any Lien permitted by this subsection (2); provided, however, that in any such case the Lien securing any Indebtedness so extended, renewed or replaced shall not extend to or cover any other property of the Company or any Subsidiary and the principal amount of such Indebtedness extended, renewed or replaced shall not be increased;

(3) Liens securing Indebtedness permitted under clause (3) of the definition of the term Permitted Indebtedness so long as in each such case such Lien does not extend to any property of the Company or the Subsidiaries other than the accounts receivables or inventory of the Company and the Subsidiaries so financed;

(4) Liens for taxes or assessments or governmental charges or levies on its property if such taxes or assessments or charges or levies shall not at the time be due and payable or if the amount, applicability, or validity of any such tax, assessment, charge or levy shall currently be contested in good faith by appropriate proceedings or necessary preliminary steps are being taken to contest, compromise or settle the amount thereof or to determine the applicability or validity thereof and if the Company or such Subsidiary, as the case may be, shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) deemed by it adequate with respect thereto; deposits or pledges to secure payment of worker’s compensation, unemployment insurance, old age pensions or other social security; deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money borrowed or credit extended), leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of like general nature in the ordinary course of business; mechanics’, carriers’, workers’, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of 60 days, or which are in good faith being contested or litigated, or deposits to obtain the release of such Liens; Liens created by or resulting from any litigation or legal proceedings or proceedings being contested in good faith by appropriate proceedings, provided any execution levied thereon shall be stayed; leases made, or existing on property acquired, in the ordinary course of business; landlords’ Liens under leases to which the Company or any Subsidiary is a party; and zoning restrictions, easements, licenses or restrictions on the use of real property or minor irregularities in title thereto; provided that all such Liens described in this subsection (4) do not, in the aggregate, materially impair the use of such property in the operations of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

(5) Liens existing on the Issuance Date and listed in Schedule 3.1(n) to the Securities Purchase Agreement;

(6) Liens incurred pursuant to working capital lines of credit; and

(7) Liens incurred pursuant to capital leases.

“Person” means any natural person, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association or similar entity or any government, governmental agency or political subdivision.

“Principal Market” means, at any time, whichever of the Nasdaq, Nasdaq Capital Market, AMEX, NYSE, OTCBB or such other U.S. market or exchange is at the time the principal market on which the Common Stock is then listed for trading.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Registration Statement” shall have the meaning provided in the Securities Purchase Agreement.

“Restricted Ownership Percentage” shall have the meaning provided in Section 10(g).

“SEC” means the United States Securities and Exchange Commission.

“SEC Effective Date” means the date the Registration Statement is first declared effective by the SEC.

“Securities Purchase Agreement” means the Agreement between the Company and the purchasers named therein, dated the date hereof.

“Senior Dividend Stock” means any class or series of capital stock of the Corporation ranking senior as to dividends to the Series B Convertible Preferred Stock, including, without limitation, the Corporation’s Series A Convertible Preferred Stock.

“Senior Liquidation Stock” means any class or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series B Convertible Preferred Stock, including, without limitation, the Corporation’s Series A Convertible Preferred Stock.

“Series A Convertible Preferred Stock” means the Company’s Preferred Stock having the rights and preferences set forth on the Certificate of Designations of Series A Senior Secured Convertible Preferred Stock filed with the Secretary of State for the State of Delaware on July 25, 2007.

“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, $.001 par value, of the Corporation.

“Stated Value” means $1,000 per share of Series B Convertible Preferred Stock.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation.

“Tender Offer” means a tender offer or exchange offer.

“Trading Day” means at any time a day on which the Principal Market is open for general trading of securities.

“Transaction Documents” shall have the meaning provided in the Securities Purchase Agreement.

“Transfer Agent” Continental Stock Transfer & Trust Company, or its successor as transfer agent and registrar for the Common Stock.

“Trigger Event” shall have the meaning provided in Section 10(c)(4)(B).

“VWAP” of any security on any Trading Day means the volume-weighted average price of such security on such Trading Day on the Principal Market, as reported by Bloomberg Financial, L.P., based on a Trading Day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time, using the AQR Function, for such Trading Day; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to equitable adjustments from time to time on terms consistent with Section 10(c) and otherwise reasonably acceptable to the Majority Holders for (i) stock splits, (ii) stock dividends, (iii) combinations, (iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock, (vi) distribution by the Corporation to all holders of Common Stock of evidences of indebtedness of the Corporation or cash (other than regular quarterly cash dividends), and (vii) similar events relating to the Common Stock, in each case which occur, or with respect to which the “ex” date occurs, during such period.

“Warrants” means the Common Stock Purchase Warrants issued by the Corporation pursuant to the Securities Purchase Agreement.

Section 2. Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock”, par value $.001 per share, and the maximum number of shares constituting the Series B Convertible Preferred Stock shall be 10,000, and shall not be subject to increase.  So long as there are Holders of at least 577 outstanding shares of Series B Convertible Preferred Stock, the Corporation shall not issue any shares of Series B Convertible Preferred Stock unless such issuance shall have been approved by the Majority Holders.  Any shares of Series B Convertible Preferred Stock which are redeemed by the Corporation and retired and any shares of Series B Convertible Preferred Stock which are converted in accordance with Section 10 shall be restored to the status of authorized, unissued and undesignated shares of the Corporation’s class of Preferred Stock and shall not be subject to issuance, and may not thereafter be outstanding, as shares of Series B Convertible Preferred Stock.

Section 3. Series B Convertible Preferred Stock Capital.  The amount to be represented in stated capital at all times for each share of Series B Convertible Preferred Stock shall be an amount equal to the sum of $1,000.

Section 4. Rank.  Subject to Section 12(b), all  Series B Convertible Preferred Stock shall rank (i) senior to the Common Stock, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (ii) junior to the Corporation’s Series A Convertible Preferred Stock, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up on the Corporation, whether voluntary or involuntary, (iii) senior to any additional series of the class of Preferred Stock (other than the Series A Convertible Preferred Stock) which series the Board of Directors may from time to time authorize, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and (iii) senior to any additional class of preferred stock or series of preferred stock of such class (other than the Series A Convertible Preferred Stock) which the Board of Directors or the stockholders may from time to time authorize in accordance herewith.

Section 5. Distributions.

(a) The Holders of shares of Series B Convertible Preferred Stock shall not be entitled to receive dividends unless the Board of Directors declares a dividend for holders of the Corporation’s Common Stock and then the dividend shall be equal to the amount that such Holder would have been entitled to receive if such Holder converted its shares of Series B Convertible Preferred to shares of the Common Stock.  No dividends or other distributions, shall be paid to the Series B Convertible Preferred Stock unless and until such amounts owed to the Series A Convertible Preferred Stock have been paid.  The Series B Convertible Stock shall not be entitled to interest payments.

(b) Any references to “distribution” contained in this Section 5 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

(c) RESERVED

(d) Neither the Corporation nor any Subsidiary shall (1) make any Tender Offer for outstanding shares of Common Stock, unless the Corporation contemporaneously therewith makes an offer, or (2) enter into an agreement regarding such a Tender Offer for outstanding shares of Common Stock by any person other than the Corporation or any Subsidiary, unless such person agrees with the Corporation to make an offer, in either such case to each Holder of outstanding shares of Series B Convertible Preferred Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series B Convertible Preferred Stock held by such holder as the percentage of outstanding shares of Common Stock actually purchased in such Tender Offer at a price per share of Series B Convertible Preferred Stock equal to the greater of (i) (A) the Stated Value plus (B) an amount equal to the Accrual Amount plus (C) an amount equal to any accrued and unpaid interest on cash dividends in arrears and (ii) the Converted Market Price on the date of purchase pursuant to this Section 5(c).

Section 6. Liquidation Preference.  In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, after payment to the Series A Convertible Preferred Stock, an amount per share of Series B Convertible Preferred Stock equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock; provided, however, that such rights shall accrue to the Holders of Series B Convertible Preferred Stock only in the event that the Corporation’s payments with respect to the liquidation preference of the holders of Senior Liquidation Stock are fully met.  After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the Holders of the Series B Convertible Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts).  After payment in full of the liquidation price of the shares of the Series B Convertible Preferred Stock and the Parity Liquidation Stock, the Holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation.  Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution or winding up of the Corporation.

Section 7. Optional Redemption.

(a) The Corporation may redeem all outstanding shares of Series B Convertible Preferred Stock.  The Corporation shall give notice of such optional redemption (the “Optional Redemption Notice”) to the Holders not less than 20 or more than 35 Business Days prior to the optional redemption date (“Optional Redemption Date”).  Any failure or defect in the giving of the Optional Redemption Notice shall not affect the Corporation’s obligation to redeem the shares of Series B Convertible Preferred Stock pursuant to this Section 7.

(b) On the Optional Redemption Date (or such later date as a particular Holder shall surrender to the Corporation the certificate(s) for the shares of Series B Convertible Preferred Stock redeemed), the Corporation shall pay to or upon the order of each Holder by wire transfer of immediately available funds to such account as shall be specified for such purpose by such Holder an amount equal to the Stated Value multiplied by the number of shares (the “Optional Redemption Price”) for all of such Holder’s shares of Series B Convertible Preferred Stock to be redeemed that are outstanding on the Optional Redemption Date.  A Holder of such shares of Series B Convertible Preferred Stock shall not be entitled to payment of the Optional  Redemption Price of such shares of Series B Convertible Preferred Stock until such Holder shall have surrendered the certificate(s) for such shares of Series B Convertible Preferred Stock to the Corporation or, in the case of the loss, theft or destruction of any such certificate, given indemnity in accordance with Section 15(b).

(c) The Corporation shall not be entitled to give the Optional Redemption Notice with respect to, or to redeem, any shares of Series B Convertible Preferred Stock with respect to which a Conversion Notice has been given on a Conversion Date which is on or prior to the Optional Redemption Date.  If an Optional Redemption Notice has been given, thereafter the proceedings for such redemption shall not affect the rights of the Holders to convert in accordance with Section 10 any shares of Series B Convertible Preferred Stock called for redemption at any time prior to the Optional Redemption Date.  If on the applicable Optional Redemption Date the Corporation fails to pay the Optional Redemption Price of any outstanding shares of Series B Convertible  Preferred Stock to be redeemed in full to such Holder or to deposit the same with an Eligible Bank in accordance with Section 15(c), such Holder shall be entitled to convert in accordance with Section 10 the shares of Series B Convertible Preferred Stock of such Holder so called for redemption at any time after the Optional Redemption Date and prior to the date on which the Corporation pays the Optional Redemption Price in full to such Holder for all shares of Series B Convertible Preferred Stock to be redeemed from such Holder (together with any amount due to such Holder pursuant to Section 15(d)) or so deposits the same (together with any amount due to such Holder pursuant to Section 15(d)) and gives notice to such Holder of such deposit and in the case of any such conversion of any share of Series B Convertible Preferred Stock, upon delivery to the converting Holder of the shares of Common Stock issuable upon such conversion the Corporation shall have no further liability in respect of the Optional Redemption Price of such share of Series B Convertible Preferred Stock other than payment of the amount payable pursuant to Section 15(d) in respect of the period from the Optional  Redemption Date to the Conversion Date for such conversion.

Section 8. No Sinking Fund.  The shares of Series B Convertible Preferred Stock shall not be entitled to the benefits of any sinking fund for the redemption or repurchase of shares of Series B Convertible Preferred Stock.

Section 9. RESERVED

Section 10. Conversion.

(a) Conversion at Option of Holder.  Subject to and upon compliance with the provisions of this Section 10, each Holder shall have the right, at such Holder’s option, at any time to convert the outstanding shares of Series B Convertible Preferred Stock held by such Holder, or from time to time any portion of such shares, plus an amount equal to accrued and unpaid dividends, if any, on such shares, into that number of fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) obtained by dividing (1) the sum of (x) the aggregate Stated Value of all shares of Series B Convertible Preferred Stock being converted by such Holder on the same Conversion Date plus (y) accrued and unpaid dividends, if any, on the shares of Series B Convertible Preferred Stock being converted to the applicable Conversion Date by (2) the Conversion Price in effect on the applicable Conversion Date, by giving a Conversion Notice in the manner provided in Section 10(b); provided, however, that, if at any time any share of Series B Convertible Preferred Stock is converted in whole or in part pursuant to this Section 10(a), the Corporation does not have available for issuance upon such conversion as authorized and unissued shares or in its treasury at least the number of shares of Common Stock required to be issued pursuant hereto, then, at the election of such Holder made by notice from such Holder to the Corporation, such share of Series B Convertible Preferred Stock, to the extent that sufficient shares of Common Stock are not then available for issuance upon conversion, shall be converted into the right to receive from the Corporation, in lieu of the shares of Common Stock into which such share of Series B Convertible Preferred Stock would otherwise be converted and which the Corporation is unable to issue, payment in an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which the Corporation is unable to issue times (y) the arithmetic average of the Market Price of the Common Stock during the five consecutive Trading Days immediately prior to the applicable Conversion Date. Any such payment shall, for all purposes of this Certificate of Designations, be deemed to be satisfaction in full of the Corporation’s obligation to issue upon such conversion shares of Common Stock that are not then available for issuance upon such conversion.  A Holder is not entitled to any rights of a holder of Common Stock until such Holder has converted one or more shares of Series B Convertible Preferred Stock to Common Stock, and only to the extent any such shares of Series B Convertible Preferred Stock are deemed to have been converted to Common Stock under this Section 10.  For purposes of Sections 10(e) and 10(f), whenever a provision references the shares of Common Stock into which any share of Series B Convertible Preferred Stock is convertible or the shares of Common Stock issuable upon conversion of any share of Series B Convertible Preferred Stock or words of similar import, any determination required by such provision shall be made as if a sufficient number of shares of Common Stock were then available for issuance upon conversion in full of all outstanding shares of Series B Convertible Preferred Stock.

        (b) Exercise of Conversion Privilege; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends.

(1) In order to exercise the conversion privilege with respect to the Series B Convertible Preferred Stock, a Holder shall give a Conversion Notice (or such other notice which is acceptable to the Corporation) to the Corporation and the Transfer Agent or to the office or agency designated by the Corporation for such purpose by notice to the Holders.  A Conversion Notice may be given by telephone line facsimile transmission to the numbers set forth on the form of Conversion Notice.

(2) As promptly as practicable, but in no event later than three Trading Days, after a Conversion Notice is given, the Corporation shall issue and shall deliver to the Holder giving such Conversion Notice or such Holder’s designee the number of full shares of Common Stock issuable upon such conversion of shares of Series B Convertible Preferred Stock in accordance with the provisions of this Section 10 and make payment by wire transfer of immediately available funds to such account as shall be specified from time to time by such Holder or deliver a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 10(b)(6) and, if applicable, any cash payment required pursuant to the proviso to the first sentence of Section 10(a) (which payment, if any, shall be paid no later than three Trading Days after the applicable Conversion Date).  In lieu of delivering physical certificates for the shares of Common Stock issuable upon any conversion of shares of Series B Convertible Preferred Stock, provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Corporation shall use commercially reasonable efforts to cause its transfer agent electronically to transmit such shares of Common Stock issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply).

(3) Each conversion of shares of Series B Convertible Preferred Stock shall be deemed to have been effected on the applicable Conversion Date, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on such Conversion Date the holder of record of the shares represented thereby; provided, however, that if a Conversion Date is a date on which the stock transfer books of the Corporation shall be closed such conversion shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the applicable Conversion Date.  Upon conversion of any shares of Series B Convertible Preferred Stock, the accrued and unpaid dividends on such shares of Series B Convertible Preferred Stock to (but excluding) the applicable Conversion Date shall be deemed to be paid to the Holder through receipt of such number of shares of Common Stock issued upon conversion of such shares of Series B Convertible Preferred Stock as shall have an aggregate Current Fair Market Value on the Trading Day immediately preceding such Conversion Date equal to the amount of such accrued and unpaid dividends.

(4) A Conversion Notice shall be deemed for all purposes to be in proper form absent timely notice from the Corporation to the Holder of manifest error therein.  The Corporation shall notify the Holder of any claim by the Corporation of manifest error in a Conversion Notice within two Trading Days after the Holder gives such Conversion Notice (which notice from the Corporation shall specify all defects in the Conversion Notice) and no such claim of error shall limit or delay performance of the Corporation’s obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute.  Time shall be of the essence in the giving of any such notice by the Corporation.  Any Conversion Notice containing any such defect shall nonetheless be effective on the date given if the Holder promptly undertakes to correct all such defects. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or other securities or property on conversion of shares of Series B Convertible Preferred Stock in a name other than that of such Holder, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The converting Holder shall be responsible for the amount of any withholding tax payable in connection with any conversion of shares of Series B Convertible Preferred Stock.

(5)

(A) If a Holder shall have given a Conversion Notice in accordance with the terms of this Certificate of Designations, the Corporation’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by such Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to any Holder, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with such conversion; provided, however, that nothing herein shall limit or prejudice the right of the Corporation to pursue any such claim in any other manner permitted by applicable law. The occurrence of an event which requires an adjustment of the Conversion Price as contemplated by Section 10(c) shall in no way restrict or delay the right of any Holder to receive certificates for Common Stock upon conversion of shares of Series B Convertible Preferred Stock and the Corporation shall use its best efforts to implement such adjustment on terms reasonably acceptable to the Holder within two Trading Days after such occurrence.

(B) If the Corporation fails to issue and deliver the shares of Common Stock to a converting Holder in connection with a particular conversion of shares of Series B Convertible Preferred Stock within five Trading Days after such Holder gives the Conversion Notice for such conversion, in addition to any other liabilities the Corporation may have hereunder and under applicable law (i) the Corporation shall pay or reimburse such Holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by the Holder as a result of such failure, (ii) if as a result of such failure such Holder shall suffer any direct damages or liabilities from such failure (including, without limitation, margin interest and the cost of purchasing securities to cover a sale (whether by such Holder or such Holder’s securities broker) or borrowing of shares of Common Stock by such Holder for purposes of settling any trade involving a sale of shares of Common Stock made by such Holder during the period beginning on the Issuance Date and ending on the date the Corporation delivers or causes to be delivered to such Holder such shares of Common Stock, then the Corporation shall upon demand of such Holder pay to the Holder an amount equal to the actual direct, out-of-pocket damages and liabilities suffered by such Holder by reason thereof which such Holder documents to the reasonable satisfaction of the Corporation, and (iii) the Holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing), given at any time prior to delivery to such Holder of the shares of Common Stock issuable in connection with such exercise of the Holder’s conversion right, rescind such exercise and the Conversion Notice relating thereto, in which case such Holder shall thereafter be entitled to convert, in accordance with this Section 10 that portion of such shares of Series B Convertible Preferred Stock as to which such exercise is so rescinded. Notwithstanding the foregoing, the Corporation shall not be liable to such Holder under clause (ii) of the immediately preceding sentence to the extent the failure of the Corporation to deliver or to cause to be delivered such shares of Common Stock results from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of the Corporation (it being understood that the action or failure to act of the Transfer Agent shall not be deemed an event outside the control of the Corporation except to the extent resulting from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, the bankruptcy, liquidation or reorganization of the Transfer Agent under any bankruptcy, insolvency or other similar law or any similar event outside the control of the Transfer Agent). A converting Holder shall notify the Corporation in writing (or by telephone conversation, confirmed in writing) as promptly as practicable following the third Trading Day after such Holder gives a Conversion Notice if such Holder becomes aware that such shares of Common Stock so issuable have not been received as provided herein, but any failure so to give such notice shall not affect the Holder’s rights under this Certificate of Designations or otherwise.  If the Holder shall have exercised the conversion right in any particular instance and either (1) the Corporation shall notify the Holder on or after the date the Holder gives such Conversion Notice that the shares of Common Stock issuable upon such conversion might not be delivered within three Trading Days after the date the Holder gives such Conversion Notice or (2) the Holder learns after the date which is three Trading Days after the date the Holder gives such Conversion Notice that the Holder has not received such shares of Common Stock, then, without releasing the Corporation of its obligations with respect thereto, from and after the Trading Day next succeeding the earlier of the events described in the preceding clauses (1) and (2) of this sentence the Holder shall make reasonable efforts not to sell shares of Common Stock in anticipation of receipt of such shares of Common Stock in a manner which is likely to increase materially the liability of the Corporation under clause (B) of the first sentence of this Section 10(b)(5).

(6) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series B Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of such conversion, the Corporation shall pay lawful money of the United States of America for such fractional share, based on a value of one share of Common Stock being equal to the Market Price of the Common Stock on the applicable Conversion Date.

(c) Adjustment of Conversion Price.  So long as there are outstanding Series B Convertible Preferred Stock, the Conversion Price shall be adjusted from time to time by the Corporation as follows:

(1) Adjustments for Certain Dividends and Distributions in Common Stock.  In case the Corporation shall on or after the Issuance Date pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following such Record Date. If any dividend or distribution of the type described in this Section 10(c)(1) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(2) Weighted Adjustments for Certain Issuances of Rights or Warrants.  In case the Corporation shall on or after the Issuance Date issue rights or warrants (other than any rights or warrants referred to in Section 10(c)(4)) to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within 45 days after the date fixed for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the applicable Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price, and the denominator shall be the number of shares of Common Stock outstanding on the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holder to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(3) Adjustments for Certain Subdivisions of the Common Stock. In case the outstanding shares of Common Stock shall on or after the Issuance Date be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the earlier of the day following the day upon which such subdivision becomes effective and the day on which “ex-” trading of the Common Stock begins with respect to such subdivision shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the earlier of the day following the day upon which such combination becomes effective and the day on which “ex-” trading of the Common Stock with respect to such combination begins shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the earlier of the day following the day upon which such subdivision or combination becomes effective and the day on which “ex-” trading of the Common Stock begins with respect to such subdivision or combination.

(4) Adjustments for Certain Dividends and Distributions.

(A) In case the Corporation shall on or after the Issuance Date, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Corporation (other than any dividends or distributions to which Section 10(c)(1) applies) or evidences of its indebtedness, cash or other assets (including securities, but excluding any rights or warrants referred to in Section 10(c)(2) and dividends and distributions paid exclusively in cash and excluding any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 10(d) applies) (the foregoing hereinafter in this Section 10(c)(4) called the “Securities”)), then, in each such case, subject to the second paragraph of this Section 10(c)(4), the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction of which the numerator shall be the Current Market Price on such date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) on such date of the portion of the Securities so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such Record Date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holders shall have the right to receive upon conversion of shares of Series B Convertible Preferred Stock the amount of Securities such Holder would have received had such Holder converted such Holder’s shares of Series B Convertible Preferred Stock immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 10(c)(4) by reference to the actual or when issued trading market for any Securities comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price to the extent possible.

(B) Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (each, a “Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall not be deemed to have been distributed for purposes of this Section 10(c) (and no adjustment to the Conversion Price under this Section 10(c) will be required) until the occurrence of the earliest Trigger Event. If any such rights or warrants, including any such existing rights or warrants distributed prior to the Issuance Date are subject to Trigger Events, upon the satisfaction of each of which such rights or warrants shall become exercisable to purchase different securities, evidences of indebtedness or other assets, then the occurrence of each such Trigger Event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants without exercise by the holder thereof) (so that, by way of illustration and not limitation, the dates of issuance of any such rights shall be deemed to be the dates on which such rights become exercisable to purchase capital stock of the Corporation, and not the date on which such rights may be issued, or may become evidenced by separate certificates, if such rights are not then so exercisable). In addition, in the event of any distribution of rights or warrants, or any Trigger Event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 10(c) was made (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

(C) For purposes of this Section 10(c)(4) and Sections 10(c)(1) and (2), any dividend or distribution to which this Section 10(c)(4) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 10(c)(2) applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such shares of Common Stock or rights or warrants to which Section 10(c)(2) applies (and any Conversion Price reduction required by this Section 10(c)(4) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price reduction required by Sections 10(c)(1) and (2) with respect to such dividend or distribution shall then be made), except (A) the Record Date of such dividend or distribution shall be substituted as “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution”, “Record Date fixed for such determination” and “Record Date” within the meaning of Section 10(c)(1) and as “the date fixed for the determination of stockholders entitled to receive such rights or warrants”, “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and “such Record Date” within the meaning of Section 10(c)(2) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the Record Date fixed for such determination” within the meaning of Section 10(c)(1).

(5) Adjustments for Certain Cash Dividends. In case the Corporation shall on or after the Issuance Date, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section 10(d) applies or as part of a distribution referred to in Section 10(c)(4)) in an aggregate amount that, combined with (1) the aggregate amount of any other such distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 10(c)(5) has been made, and (2) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution) of consideration payable in respect of any Tender Offer by the Corporation or any Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution, exceeds 1% of the product of (x) the Current Market Price on the Record Date with respect to such distribution times (y) the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date, unless the Corporation elects to reserve such cash for distribution to the Holders upon the conversion of shares of Series B Convertible Preferred Stock (and shall have made adequate provision) so that the Holders will receive upon such conversion, in addition to the shares of Common Stock to which the Holders are entitled, the amount of cash which the Holders would have received if the Holders had, immediately prior to the Record Date for such distribution of cash, converted their shares of Series B Convertible Preferred Stock into Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction (i) the numerator of which shall be equal to the Current Market Price on such Record Date less an amount equal to the quotient of (x) the excess of such combined amount over such 1% and (y) the number of shares of Common Stock outstanding on such Record Date and (ii) the denominator of which shall be equal to the Current Market Price on such Record Date; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holders shall have the right to receive upon conversion of shares of Series B Convertible Preferred Stock the amount of cash the Holders would have received had the Holders converted all of their shares of Series B Convertible Preferred Stock immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(6) Adjustments for Certain Issuances of Newly Issued Shares.

(A) In case at any time on or before after the Issuance Date the Corporation issues shares of Common Stock or Common Stock Equivalents (collectively, the “Newly Issued Shares”) at a price per share at which the Corporation sells such shares of Common Stock or the price per share at which the holders of such Common Stock Equivalents are entitled to acquire shares of Common Stock upon conversion or exercise thereof which is less than the Conversion Price in effect at the time of such issuance, then following such issuance the Conversion Price shall be reduced to the lowest price per share at which such shares of Common Stock are issued or at which such Common Stock Equivalents may be exercised, if the same is lower than the Conversion Price in effect immediately prior to such issuance.

(B) Notwithstanding the foregoing, no adjustment shall be made under this Section 10(c)(6) by reason of:

(i) the issuance of shares of Common Stock or options to employees, officers, directors or consultants of the Corporation pursuant to (i) any existing stock or option plan, or (ii) any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose;

(ii) the issuance of shares of Common Stock under the Corporation’s existing Non-Employee Stock Compensation Plan;

(iii) options issued to new employees;

(iv) securities upon the exercise or exchange of or conversion of any Securities (as defined in the Securities Purchase Agreement) issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities without the Majority Holder’s prior written consent; or

(v) securities issued pursuant to acquisitions or strategic transactions or in connection with a strategic alliance collaboration, joint venture, partnership, manufacturing, marketing, distributing or similar arrangement of the Corporation with another Person which strategic alliance, collaboration, joint venture, partnership manufacturing, marketing, distributing or similar arrangement relates to the Corporation’s business as conducted immediately prior thereto and which Person is engaged, or proposes to be engaged, in a business similar or related to the business of the Corporation, provided any such issuance shall only be to a Person which is, or proposes to be, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(7) RESERVED

(8) Additional Reductions in Conversion Price.  The Corporation may make such reductions in the Conversion Price, in addition to those required by Sections 10(c)(1), (2), (3), (4), (5) or (6) as the Board of Directors considers to be advisable.

(9) De Minimus Adjustments.  No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 10(c)(9) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 10 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.  No adjustment need be made for a change in the par value of the Common Stock or from par value to no par value or from no par value to par value.

(10) Corporation Notice of Adjustments.  Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly, but in no event later than five days thereafter, give notice to the Holders setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, but which statement shall not include any information which would be material non-public information for purposes of the 1934 Act. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(11) Effectiveness of Certain Adjustments. In any case in which this Section 10(c) provides that an adjustment shall become effective immediately after a Record Date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Holders in connection with any conversion of shares of Series B Convertible Preferred Stock after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Holders any amount in cash in lieu of any fraction pursuant to Section 10(b)(6).

(12) Outstanding Shares.  For purposes of this Section 10(c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation other than dividends or distributions payable only in shares of Common Stock.

(d) Effect of Reclassification, Consolidation, Merger or Sale.

(1) If any of the following events occur, namely:

(A) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination),

(B) any consolidation, merger or combination of the Corporation with another corporation or other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or

(C) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation or other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Corporation or the successor or purchasing corporation or other entity, as the case may be, shall prior to such transaction:

(w)           amend its certificate of incorporation or comparable instrument to provide that the shares of Series B Convertible Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by the holder of a number of shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise such holder’s rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 10(d) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares);

(x)           the Conversion Price shall, upon such consolidation, merger, statutory exchange, combination, sale or conveyance, thereafter be the lower of (1) the Conversion Price then in effect and (2) the price paid or deemed to have been paid for one share of Common Stock in such consolidation, merger, statutory exchange, combination, sale or conveyance (subject to further adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10),

(y)           in the case of any such successor or purchasing Person, such Person shall execute with each Holder a written agreement providing that upon such consolidation, merger, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Corporation for the performance of all of the Corporation’s obligations under this Certificate of Designations and the other Transaction Documents; and

(z)           if registration or qualification is required under the 1933 Act or applicable state law for the public resale by the Holder of such shares of stock and other securities so issuable upon conversion of shares of Series B Convertible Preferred Stock, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, combination or sale.

Such amendment shall provide for, among other things, adjustments in the conversion rights of the Holders which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10.  If, in the case of any such reclassification, change, consolidation, merger, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation or other entity other than the successor or purchasing corporation or other entity, as the case may be, in such reclassification, change, consolidation, merger, combination, sale or conveyance, then such other corporation or other entity shall also so amend its certificate of incorporation or comparable instrument and enter into such written agreement with each Holder.  The certificate(s) of incorporation or comparable instruments so amended and such written agreement(s) of each such corporation or other entity shall also contain such additional provisions to protect the interests of the Holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the redemption rights set forth in Section 11.

(2) The provisions of this Section 10(d) shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

(3) If this Section 10(d) applies to any event or occurrence, Section 10(c) shall not apply.

(e) Reservation of Shares; Shares to Be Fully Paid; Listing of Common Stock.

(1) The Corporation shall reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, solely for issuance upon conversion of the Series B Convertible Preferred Stock, sufficient shares to provide for the conversion of the Series B Convertible Preferred Stock from time to time as shares of Series B Convertible Preferred Stock are converted.

(2) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock, the Corporation shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

(3) The Corporation covenants that all shares of Common Stock issued upon conversion of the Series B Convertible Preferred Stock will be fully paid and non-assessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof.

(4) The Corporation covenants that if any shares of Common Stock to be provided for the purpose of conversion of the Series B Convertible Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

(5) The Corporation covenants that, so long as the Common Stock shall be listed on the AMEX, the NYSE or any other national securities exchange or Nasdaq or Nasdaq Capital Market or the OTCBB, the Corporation shall obtain and, so long as the Common Stock shall be so listed on such market or exchange, maintain approval for listing thereon of all Common Stock issuable upon conversion of the Series B Convertible Preferred Stock.

(f) Notice to Holders Prior to Certain Actions.  In case on or after the Issuance Date:

(1) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of retained earnings); or

(2) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

(3) the Board of Directors shall authorize any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger or other business combination transaction to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

(4) there shall be pending the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

the Corporation shall give the Holders of record of the Series B Convertible Preferred Stock, as promptly as possible but in any event at least ten Trading Days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record who shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up shall be determined. Such notice shall not include any information which would be material non-public information for purposes of the 1934 Act. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. In the case of any such action of which the Corporation gives such notice to the Holders of record of the Series B Convertible Preferred Stock or is required to give such notice to such Holders, such Holders shall be entitled to give a Conversion Notice which is contingent on the completion of such action.

(g) Restricted Ownership Percentage Limitation.

(1) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired at any time by a Holder upon conversion of shares of Series B Convertible Preferred Stock shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the  Warrants) that have limitations on the Holder’s right to convert, exercise or purchase similar to the limitation set forth herein (the “Excluded Shares”)), together with all shares of Common Stock beneficially owned at such time (other than by virtue of the ownership of Excluded Shares) by Persons whose beneficial ownership of Common Stock would be aggregated with the beneficial ownership by such Holder for purposes of determining whether a group exists or for purposes of determining the Holder’s beneficial ownership (the “Aggregation Parties”), in either such case for purposes of Section 13(d) of the 1934 Act and Regulation 13D-G thereunder (including, without limitation, as the same is made applicable to Section 16 of the 1934 Act and the rules promulgated thereunder), would result in beneficial ownership by such Holder or such group of more than 9.9% of the shares of  Common Stock for purposes of Section 13(d) or Section 16 of the 1934 Act and the rules promulgated thereunder (as the same may be modified by a particular Holder as provided herein, the “Restricted Ownership Percentage”).  A Holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation in the event and only to the extent that Section 16 of the 1934 Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder to a percentage less than 9.9% and (y) at any time and from time to time, but in no event less than 61 days’ prior notice, to increase its Restricted Ownership Percentage unless such Holder shall have, by written instrument delivered to the Corporation, irrevocably waived its rights to so increase its Restricted Ownership Percentage.  If at any time the limits in this Section 10(g) make the shares of Series B Convertible Preferred Stock held by any Holder inconvertible in whole or in part, the Corporation shall not by reason thereof be relieved of its obligation to issue shares of Common Stock at any time or from time to time thereafter upon conversion of such shares of Series B Convertible Preferred Stock as and when shares of Common Stock may be issued in compliance with such restrictions.

(2) For purposes of this Section 10(g), in determining the number of outstanding shares of Common Stock at any time a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s then most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be, (2) a public announcement by the Corporation that is later than any such filing referred to in the preceding clause (1) or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding and knowledge the Holder may have about the number of shares of Common Stock issued upon conversions or exercises of Series B Convertible Preferred Stock or other Common Stock Equivalents by any Person, including such Holder, which are not reflected in the information referred to in the preceding clauses (1) through (3).  Upon the written request of any Holder, the Corporation shall within three Business Days confirm in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of Common Stock Equivalents, including the shares of Series B Convertible Preferred Stock, the  Warrants, by the Holder or its affiliates, in each such case subsequent to, the date as of which such number of outstanding shares of Common Stock was reported.

Section 11. RESERVED

Section 12. Voting Rights; Certain Restrictions and Covenants.

(a) Voting Rights.  The Holder of each share of Series B Convertible Preferred Stock shall be entitled to a number of votes per share at any time equal to (1) in any case in which the Series B Convertible Preferred Stock votes together with the Common Stock or any other class or series of stock of the Corporation, the number of shares of Common Stock issuable upon conversion of such share of Series B Convertible Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends, if any, on such share of Series B Convertible Preferred Stock) and (2) in any case not covered by the immediately preceding clause (1), one vote per share of Series B Convertible Preferred Stock.  Each Holder shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a vote of holders of Preferred Stock or Series B Convertible Preferred Stock voting separately as a class or series, and except as provided in this Certificate of Designations.  Fractional votes shall not, however, be permitted.

(b) Certificate of Incorporation; Certain Stock.  The affirmative vote or consent of the Majority Holders, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation’s Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series B Convertible Preferred Stock, (2) the creation and issuance of any Senior Dividend Stock or Senior Liquidation Stock (other than the Series A Convertible Preferred Stock), (3) the redemption of or payment of dividends on, any class or series of capital stock of the Corporation (other than the Series A Convertible Preferred Stock) or (4) any sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any merger, consolidation, or business combination with any other Person or any liquidation, dissolution or winding up of the Corporation; provided, however, that any increase in the authorized Preferred Stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock shall not be deemed to affect materially and adversely such powers, preferences, or special rights and any such increase or creation and issuance may be made without any such vote by the Holders of Series B Convertible Preferred Stock except as otherwise required by law; and provided further, however, that no such amendment, alteration or repeal shall (i) reduce the Optional Redemption Price or the amount payable to a Holder pursuant to Section 5, (ii) change the definition of Majority Holders, (iii) change the method of calculating the Conversion Price in a manner adverse to the Holders or reduce the number of shares of Common Stock issuable upon any conversion of shares of Series B Convertible Preferred Stock (other than any reduction in the number of shares of Common Stock so issuable pursuant to an amendment of the Certificate of Incorporation which effects a combination of the outstanding shares of Common Stock and results in an adjustment in the Conversion Price pursuant to Section 10(c)(3)), or (iv) amend, modify or repeal any provision of this Section 12(b), unless in each such case referred to in the preceding clauses (i) through (iv) such amendment, modification or repeal has been approved by the affirmative vote or written consent of all Holders, voting separately as a class.

(c) Repurchases of Series B Convertible Preferred Stock.  The Corporation shall not repurchase or otherwise acquire any shares of Series B Convertible Preferred Stock (other than pursuant to Section 7) unless the Corporation offers to repurchase or otherwise acquire simultaneously a pro rata portion of each Holder’s shares of Series B Convertible Preferred Stock for cash at the same price per share.

(d) Other.  So long as any shares of Series B Convertible Preferred Stock are outstanding the Corporation shall comply with the following unless otherwise agreed in writing by the Majority Holders:

(1) Limitation on Certain Indebtedness. The Corporation will not itself, and will not permit any Subsidiary to, create, assume, incur, in any manner become liable in respect of, including, without limitation, by reason of any business combination transaction, or suffer to exist (all of which are referred to herein as “incur” or “incurring”), any Indebtedness other than Permitted Indebtedness.

(2) Payment of Obligations.  The Corporation will pay and discharge, and will cause each Subsidiary of the Corporation to pay and discharge, when due all their respective obligations and liabilities which are material to the Corporation and its subsidiaries taken as a whole, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings and the Corporation shall have established adequate reserves therefor on its books.

(3) Maintenance of Property; Insurance.

(A) The Corporation will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(B) The Corporation will maintain, and will cause each Subsidiary to maintain, with financially sound and responsible insurance companies, insurance in at least such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties.

(4) Conduct of Business and Maintenance of Existence.  The Corporation will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as conducted by the Corporation and its operating subsidiaries at the time this Certificate of Designations is filed with the Secretary of State of the State of Delaware, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business except, in the case of any such matter other than maintenance of the Corporation’s corporate existence, where the failure to do so would not have a material adverse effect on (i) the business, properties, operations, condition (financial or other), results of operation or prospects of the Corporation and the Subsidiaries, taken as a whole, (ii) the ability of the Corporation to pay and perform its obligations under the Transaction Documents or (iii) the rights and remedies of the Holders or the Collateral Agent under or in connection with the Transaction Documents.

(5) Compliance with Laws.  The Corporation will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts (including, without limitation, environmental laws) except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation and the Subsidiaries taken as a whole.

(6) Investment Company Act.  The Corporation will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended, or any successor provision.

(7) Limitations on Asset Sales, Liquidations, Etc.; Certain Matters.  The Corporation shall not, and shall not permit any Subsidiary to:

(A) sell, convey or otherwise dispose of all or substantially all of its assets as an entirety or substantially as an entirety in a single transaction or in a series of related transactions; or

(B) sell one or more Subsidiaries, or permit any one or more Subsidiaries to sell their respective assets, if such sale individually or in the aggregate is material to the Corporation and the Subsidiaries taken as a whole, other than any such sale or sales which individually or in the aggregate could not reasonably be expected to have a material adverse effect on (i) the business, properties, operations, condition (financial or other), results of operation or financial prospects of the Corporation and the Subsidiaries, taken as a whole, (ii) the validity or enforceability of, or the ability of the Corporation to perform its obligations under, the Transaction Documents, or (iii) the rights and remedies of the Holders under the terms of the Transaction Documents; or

(C) liquidate, dissolve or otherwise wind up its affairs.

(8) Limitation on Liens.  The Corporation will not itself, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon all or any part of its property of any character, whether owned at the date hereof or thereafter acquired, except Permitted Liens.

(9) Transactions with Affiliates.  The Corporation will not, and will not permit any Subsidiary, directly or indirectly, to pay any funds to or for the account of, make any investment (whether by acquisition of stock or Indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement with, any Affiliate of the Corporation, except, on terms to the Corporation or such Subsidiary no less favorable than terms that could be obtained by the Corporation or such Subsidiary from a Person that is not an Affiliate of the Corporation, as determined in good faith by the Board of Directors.

(10) Rule 144A Information Requirement.  Within the period prior to the expiration of the holding period applicable to sales of shares of Series B Convertible Preferred Stock under Rule 144 under the 1933 Act (or any successor provision), the Corporation shall, during any period in which it is not subject to Section 13 or 15(d) under the 1934 Act, make available to the Holders or any holder of shares of Common Stock issued upon conversion of shares of Series B Convertible Preferred Stock which continue to be Restricted Securities in connection with any sale thereof and any prospective purchaser of Series B Convertible Preferred Stock from any Holder, the information required pursuant to Rule 144A(d)(4) under the 1933 Act upon the request of such Holder and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Series B Convertible Preferred Stock held by it without registration under the 1933 Act within the limitation of the exemption provided by Rule 144A, as Rule 144A may be amended from time to time. Upon the request of any Holder, the Corporation will deliver to such Holder a written statement as to whether it has complied with such requirements.

(11) Limitation on Certain Issuances.  While the Series B Convertible Preferred Stock is outstanding the Corporation shall not offer, sell or issue, or enter into any agreement, arrangement or understanding to offer, sell or issue, any Common Stock or Common Stock Equivalent (A) that is convertible into, exchangeable or exercisable for, or includes the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such Common Stock or Common Stock Equivalent, or (y) with a fixed conversion, exercise, exchange or purchase price that is subject to being reset at some future date after the initial issuance of such Common Stock or Common Stock Equivalent or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock (but excluding customary stock split, reverse stock split, stock dividend and similar anti-dilution provisions substantially similar to those set forth in clauses (1) through (6) of Section 10(c)), or (B) pursuant to an “equity line” structure in which one or more Persons commits to provide capital to the Corporation by the purchase of securities of the Corporation from time to time, whether at specified times, times determined by the Corporation or by such Person(s) or by mutual agreement between the Corporation and such Person(s), at prices based on the market prices of the Common Stock at or near the time of each purchase, which securities are registered for sale or resale pursuant to the 1933 Act; provided, however, that nothing in this Section 12(c)(11) shall prohibit the Corporation from issuing shares of Common Stock for cash for the account of the Corporation in an offering that is underwritten on a firm commitment basis and registered with the SEC under the 1933 Act.

(12) RESERVED

(13) RESERVED

(14) Listing Eligibility Reporting.  The Corporation shall notify the Holders from time to time within five Business Days after the Corporation first learns that it does not meet any of the applicable requirements for the continued listing of the Common Stock on the Principal Market and shall make appropriate public announcement thereof so that the content of such notice shall not constitute material non-public information for purposes of the 1934 Act.

(e) Concerning the Majority Holders. The Corporation shall not take any action or engage in any transaction, or enter into any agreement, arrangement or understanding to take any action or engage in any transaction, which would constitute a Fundamental Change without the advance written consent of the Majority Holders.

(f) Amendment.  This Certificate of Designations may only be amended with the prior written consent of the Majority Holders.  The Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation shall have obtained the written consent to such action or omission to act, of the Majority Holders.

Section 13. Outstanding Shares.  For purposes of this Certificate of Designations, all authorized and issued shares of Series B Convertible Preferred Stock shall be deemed outstanding except (i) from the applicable Conversion Date, each share of Series B Convertible Preferred Stock converted into Common Stock, unless the Corporation shall default in its obligation to issue and deliver shares of Common Stock upon such conversion as and when required by Section 10; (ii) from the date of registration of transfer, all shares of Series B Convertible Preferred Stock held of record by the Corporation or any subsidiary or Affiliate of the Corporation (other than an Affiliate of the Corporation who is a natural person or any original holder of shares of Series B Convertible Preferred Stock) and (iii) from the Optional Redemption Date, all shares of Series B Convertible Preferred Stock which are redeemed or repurchased, so long as in each case the Optional Redemption Price or other repurchase price, as the case may be, of such shares of Series B Convertible Preferred Stock shall have been paid by the Corporation as and when due hereunder.

Section 14. Forms of Notices.  The forms of certain of the notices required or permitted under this Certificate of Designations shall be as provided in this Section 14 or as otherwise agreed by the Corporation and Majority Holders.

(a) Form of Notice of Conversion of Series B Convertible Preferred Stock.

NOTICE OF CONVERSION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
EMAGIN CORPORATION

TO:        eMagin Corporation
10500 N.E. 8th Street
Suite 1400
Seattle, Washington 98004
Attention:  Chief Executive Officer
Facsimile No.:  (425) 749-3601

(1)           Pursuant to the terms of the Series B Convertible Preferred Stock (the “Preferred Stock”), of eMagin Corporation, a Delaware corporation (the “Corporation”), the undersigned (the “Holder”) hereby elects to convert                      shares of the Preferred Stock into shares of Common Stock, $.001 par value (the “Common Stock”), of the Corporation, at a Conversion Price per share of Common Stock of $___________ , or such other securities into which the Preferred Stock is currently convertible.  Capitalized terms used in this Notice and not otherwise defined herein have the respective meanings provided in the Certificate of Designations of Series B Convertible Preferred Stock.

(2)           The number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock to which this Notice relates is                            .

(3)           Please issue certificates for the number of shares of Common Stock or other securities into which such number of shares of Preferred Stock is convertible in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name	Name

Address	Address

SS or Tax ID Number	SS or Tax ID Number

Delivery Instructions
for Common Stock:

(4)           If the shares of Common Stock issuable upon conversion of the Preferred Stock have not been registered for resale under the 1933 Act, the Holder represents and warrants that (i) the shares of Common Stock not so registered are being acquired for the account of the Holder for investment, and not with a view to, or for resale in connection with, the public distribution thereof other than pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act, and that the Holder has no present intention of distributing or reselling the shares of Common Stock not so registered other than pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act and (ii) the Holder is an “accredited investor” as defined in Regulation D under the 1933 Act.  If the provisions of Rule 144 under the 1933 Act are inapplicable to the Holder with respect to the Conversion Shares to which this Notice relates, the Holder further agrees that (A) the shares of Common Stock not so registered shall not be sold or transferred unless either (i) such shares first shall have been registered under the 1933 Act or (ii) the Corporation first shall have been furnished with an opinion of legal counsel reasonably satisfactory to the Corporation to the effect that such sale or transfer is exempt from the registration requirements of the 1933 Act and (B) until such shares are registered for resale under the 1933 Act, the Corporation may place a legend on the certificate(s) for the shares of Common Stock not so registered to that effect and place a stop-transfer restriction in its records relating to the shares of Common Stock not so registered, all in accordance with the Securities Purchase Agreement by which the Holder is bound.

Date
Signature of Holder (Must be signed exactly as name appears on the Preferred Stock Certificate.)

(b) Form of Optional Redemption Notice.

OPTIONAL REDEMPTION NOTICE
(Section 7 of Certificate of Designations of
Series B Convertible Preferred Stock)

TO:
(Name of Holder)

(1)           Pursuant to the terms of the Series B Convertible Preferred Stock (the “Preferred Stock”), eMagin Corporation, a Delaware corporation (the “Corporation”), hereby notifies the above-named holder (the “Holder”) that the Corporation is redeeming                  shares of Preferred Stock held by the Holder in accordance with Section 7 of the Certificate of Designations of the Series B Senior Secured Convertible Preferred Stock (the “Certificate of Designations”).

(2)           The Optional Redemption Date is December _________.

(3)           The Optional Redemption Price per share of Preferred Stock is $_________.

(4)           Upon surrender to the Corporation of the certificate(s) for the shares of Preferred Stock to be redeemed (but in no event earlier than the Optional Redemption Date), the Corporation will make payment of the Optional Redemption Price in accordance with the Certificate of Designations.

(5)           Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designations.

Date:	EMAGIN CORPORATION

By
Title:

Section 15. Miscellaneous.

(a) Notices.  Any notices required or permitted to be given under the terms of this Certificate of Designations shall be in writing and shall be delivered personally (which shall include telephone line facsimile transmission) or by courier and shall be deemed given upon receipt, if delivered personally or by courier (a) in the case of the Corporation, addressed to the Corporation at 10500 N.E. 8th Street, Suite 1400, Bellevue, Washington 98004, Attention:  Chief Executive Officer (telephone line facsimile transmission number (425) 749-3601), or (b) in the case of any Holder of shares of Series B Convertible Preferred Stock, at such Holder’s address or telephone line facsimile transmission number shown on the stock books maintained by the Corporation with respect to the Series B Convertible Preferred Stock or such other address as the Corporation shall have provided by notice to the Holders of shares of Series B Convertible Preferred Stock in accordance with this Section or any Holder of shares of Series B Convertible Preferred Stock shall have provided to the Corporation in accordance with this Section.

(b) Replacement of Certificates.  Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft, destruction or mutilation of any certificate for shares of Series B Convertible Preferred Stock and (1) in the case of loss, theft or destruction, of indemnity from the record Holder of the certificate for such shares of Series B Convertible Preferred Stock reasonably satisfactory in form to the Corporation (and without the requirement to post any bond or other security if such Holder has and agrees to maintain reasonably sufficient assets to support the indemnity) or (2) in the case of mutilation, upon surrender and cancellation of the certificate for such shares of Series B Convertible Preferred Stock, the Corporation will execute and deliver to such Holder a new certificate for such shares of Series B Convertible Preferred Stock without charge to such Holder.

(c) Payment on Redemption; Deposit of Redemption Price.  If any share of Series B Convertible Preferred Stock is to be redeemed as provided in Section 7 or 11 and any notice required in connection therewith shall have been timely given as provided therein, the applicable redemption price of such share of Series B Convertible Preferred Stock to be so redeemed and with respect to which any such notice has been given shall become due and payable on the applicable redemption date.  On and after such redemption date, provided that the Corporation shall have paid such redemption price to the respective Holders who are entitled thereto on or prior to the applicable redemption date or shall have deposited with an Eligible Bank on or prior to such redemption date, to be held in trust for the respective Holders entitled thereto, an amount sufficient to pay the applicable redemption price, then on such redemption date the dividends on such share of Series B Convertible Preferred Stock shall cease to accrue, and such share of Series B Convertible Preferred Stock shall be deemed not to be outstanding and the Holder thereof shall not be entitled to any rights of a Holder except to receive payment of the applicable redemption price and all other rights hereunder with respect to such share of Series B Convertible Preferred Stock shall cease.  So long as the Corporation shall have so paid or deposited the full amount of the applicable redemption price on a timely basis, no Holder shall be entitled to interest on the amount so held by such Eligible Bank and, so long as the Corporation shall be in compliance in all material respects with its obligations to the Holders (including, without limitation, its obligations under the Transaction Documents), the Corporation shall be entitled to any interest paid by such Eligible Bank on the funds so deposited, subject to applicable abandoned property and escheat laws.  On presentation and surrender of the certificate for such share of Series B Convertible Preferred Stock, such share shall be redeemed at the applicable redemption price.

(d) Overdue Amounts.  Except as otherwise specifically provided in Section 5 with respect to dividends in arrears on the Series B Convertible Preferred Stock, whenever any amount which is due to any Holder of shares of Series B Convertible Preferred Stock is not paid to such Holder when due, such amount shall bear interest at the rate of 12% per annum (or such other rate as shall be the maximum rate allowable by applicable law) until paid in full.

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IN WITNESS WHEREOF, eMagin Corporation has caused this Certificate of Designations to be signed by Andrew G. Sculley, its Chief Executive Officer, and Paul Campbell, its Interim Chief Financial Officer, as of the 18th day of December, 2008.

EMAGIN CORPORATION

By:	/s/ Andrew G. Sculley
Name: Andrew G. Sculley
Title: Chief Executive Officer

By:	/s/ Paul Campbell
Name: Paul Campbell
Title: Interim Chief Financial Officer